STOCK PURCHASE AGREEMENT

by and among

LINDA MORASKI,

as Seller,

PEOPLESERVE, INC.

and

PEOPLESERVE PRS, INC.,

as the Companies

and

STAFFING 360 SOLUTIONS, INC.,

as Buyer

Dated as of May 17, 2014, 11:59P.M.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of 11:59 P.M., May 17, 2014, by and among Linda Moraski, an individual residing in the Commonwealth of Massachusetts (“Seller”), PeopleSERVE, Inc., a Massachusetts corporation (“PS”), PeopleSERVE PRS, Inc. a Massachusetts corporation (“PRS” and together with PS, the “Companies” and collectively with Seller, the “Seller Parties”), and Staffing 360 Solutions, Inc., a Nevada corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding capital stock of each Company;

WHEREAS, Seller desires to sell and convey to Buyer, and Buyer desires to purchase from Seller, (i) all of the issued and outstanding capital stock of PS and (ii) forty-nine percent (49%) of the issued and outstanding capital stock of PRS, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Adjusted EBITDA” means with respect to any designated period of time for any Person, the earnings before interest, income Taxes, depreciation and amortization of such Person for such period, as adjusted by and calculated in accordance with the methodology set forth on Schedule 1.1(a) hereto.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Note, the Non-Competition Agreement, the Employment Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plan” means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Company for the benefit of any employee or terminated employee of such Company, or with respect to which a Company has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Boston, Massachusetts or New York City, New York.

“Buyer Common Stock” means shares of the common stock, par value $0.0001 per share, of Buyer.

“Buyer Common Stock Price” means an amount equal to $1.50 per share.

“Bylaws” means a company’s bylaws or equivalent document.

“Charter” means a company’s articles of incorporation, certificate of incorporation or equivalent organizational documents.

“Closing Accounts Payable” means any accounts payable of either Company as of the Closing, whether or not such amounts have been invoiced prior to the Closing, as determined in accordance with GAAP immediately prior to the consummation of the transactions contemplated by this Agreement.

“Closing Accounts Receivable” means any accounts receivable of either Company as of the Closing, whether or not such amounts have been invoiced prior to the Closing, as determined in accordance with GAAP immediately prior to the consummation of the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Confidential Information” means any information concerning the business and affairs of either Company that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to a Company by third parties to the extent that a Company has an obligation of confidentiality in connection therewith.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Contract Loss” means the total direct and indirect costs incurred by the Companies under a Government Contract exceed the total amount of payments that have been and will be received by the Companies under such Government Contract.

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Corporate Employee” means any employee of either Company that performs services for the Companies and is not staffed to customers of either Company to perform services for such customers.

“Disclosure Schedules” means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FAR” means the Federal Acquisition Regulation and any agency supplement thereto.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Government Bid” means any bid, offer, proposal, or quotation made or submitted by the Company prior to the Closing Date which, if accepted or selected for award, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above, on the other hand.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Indebtedness” means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of either Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of either Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which either Company is responsible or liable, (b) all obligations of either Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of either Company issued or assumed for deferred purchase price payments, (d) all obligations of either Company under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by either Company, whether periodically or upon the happening of a contingency, (f) all obligations of either Company secured by a Lien (other than a Permitted Lien) on any asset of a Company, whether or not such obligation is assumed by a Company, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by either Company or which either Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to each Company, the actual present knowledge of a particular matter by Seller, and the knowledge that Seller would reasonably be expected to have if diligently performing her duties as an officer and director on behalf of such Company; (ii) with respect to Seller shall mean the actual present knowledge of a particular matter by Seller, without independent inquiry; and (iii) with respect to Buyer, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer, without independent inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means, with respect to any Seller Party, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of either Company, or materially diminish the value of the Purchased Stock or (b) does or would reasonably be expected to materially impair or delay the ability of a Seller Party to perform their respective obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to the Companies, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to each Company, the industries in which such Company primarily operates and not specifically relating to such Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such Company).

“Net Working Capital” means an amount equal to the difference (whether positive or negative) of (a) the aggregate of the current assets of the Companies as of the Closing, minus (b) the aggregate of the current liabilities of the Companies as of the Closing, in each case as determined in accordance with GAAP and immediately prior to the consummation of the transactions contemplated by this Agreement; provided, however, that, for purposes of this definition of “Net Working Capital,” whether or not the following is consistent with GAAP, in each case without duplication: (i) “current assets” will exclude any deferred or other Tax assets (including claims for Tax refunds); (ii) “current liabilities” will include (A) any Indebtedness, unpaid Transaction Expenses and the amount for any unpaid Transaction Bonuses, including the non-current or long-term portion thereof, (B) all liabilities for accrued or deferred Taxes and (C) balance sheet reserves required under GAAP (applied in a manner consistent with prior practices of the Companies), including reserves for unearned revenue.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of a Company.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by either Company and used or useful, or intended for use, in the conduct or operations of either Company’s business.

“PRS Common Stock” means shares of the common stock, no par value per share, of PRS.

“PS Common Stock” means shares of the common stock, no par value per share, of PS.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Staffing Employee” means any employee of either Company that is staffed by a Company to its customers to perform services for such customers.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Transaction Bonuses” means the aggregate of all amounts payable as a result of the change in control of PS or as a result of the sale of the Purchased PRS Stock or other similar provisions contained in any agreements binding upon PS or PRS, including all bonuses and severance payments, retention obligations for retention agreements entered into in contemplation of a potential change of control of PS or the sale of the Purchased PRS Stock, termination payments to consultants or independent contractors and any settlement of any such bonus or severance payment obligations, obligations related to terminated stock options, or obligations related to terminated stock appreciation, phantom stock, profit participation and/or similar rights entered into by either Company at or prior to the Closing, and including such Company’s share of any withholdings on such amounts.

“Transaction Expenses” means the aggregate of all fees and expenses payable by any Seller Party in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders, or consultants.

1.2.         Other Defined Terms. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA	7.4(c)
Agreement	Preamble
Arbitration Rules	7.4(c)
Audited Statements	2.6(a)
Auditor	2.6(a)
Bank Account	4.23
Basket	7.6
Benefit Plan	4.18(a)
Buyer	Preamble
Buyer Closing Statement	2.6(b)
Buyer Indemnified Parties	7.2
Buyer Material Adverse Effect	5.1
Closing	3.1
Closing Date	3.1
Companies	Preamble
Current Government Contracts	4.22(a)
Employment Agreements	3.2(g)
Estimated Closing Statement	2.5
Estimated Purchase Price	2.5

Term	Section
Final Statement	2.6(d)
Financial Statements	4.7(a)
Indemnification Cap	7.6
Indemnitee	7.4(a)
Indemnitor	7.4(a)
Independent Expert	2.6(d)
IP Licenses	4.12
Leased Premises	4.11
Leases	4.11
Loss	7.2
Maximum Number of Securities	6.8
Non-Competition Agreement	3.2(f)
Note	2.3(c)
Personal Property Leases	4.10
Piggy-Back Registration	6.8
Prohibited Transfer	6.6
PRS	Preamble
PS	Preamble
Purchase Price	2.2
Purchase Price Adjustment Amount	2.6(e)
Purchased PRS Stock	2.1
Purchased PS Stock	2.1
Purchased Stock	2.1
Registered IP	4.12
Registration Damages	6.8(d)(i)
Related Person	4.21
Resolution Period	2.6(c)
Right of Set-Off	7.6
Seller Indemnified Parties	7.3
Seller	Preamble
Seller Parties	Preamble
Selling Expenses	6.8
Shares	2.3(b)
Special Reps	7.1
Survival Date	7.1
Top Customers	4.24
Top Suppliers	4.24
Transfer Taxes	8.2
WOSB Status	6.7(a)

ARTICLE II

PURCHASE AND SALE OF stock

2.1.         Purchase of Stock. At the Closing, and on the terms and subject to all of the conditions of this Agreement, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Seller, (i) One Hundred (100) shares of PS Common Stock, representing one hundred percent (100%) of the issued and outstanding capital stock of PS (the “Purchased PS Stock”), and (ii) Four Hundred and Ninety (490) shares PRS Common Stock, representing forty-nine percent (49%) of the issued and outstanding capital stock of PRS (the “Purchased PRS Stock” and, together with the Purchased PS Stock, the “Purchased Stock”), free and clear of any and all Liens.

2.2.         Purchase Price. In full payment for the Purchased Stock, Buyer shall pay to Seller an aggregate purchase price equal to (as each such amount is finally determined in accordance with this ARTICLE II) the sum of (the “Purchase Price”): (a) the product of (i) the trailing twelve (12) fiscal month Adjusted EBITDA of PS as of April 26, 2014, multiplied by (ii) four (4); plus (b) the product of (i) the trailing twelve (12) fiscal month Adjusted EBITDA of PRS as of as of April 26, 2014, multiplied by (ii) two (2).

2.3.         Payment of Closing Purchase Price. At the Closing, Buyer shall pay the Purchase Price as follows (with such amounts subject to adjustment after the Closing based on the Purchase Price Adjustment Amount in accordance with Section 2.6):

(a)          Buyer shall pay to Seller by wire transfer in immediately available funds to such account as designated by Seller in the Estimated Closing Statement an amount in cash equal to forty percent (40%) of the Estimated Purchase Price.

(b)          Buyer shall pay to Seller by delivery of a number of shares of Buyer Common Stock equal in total value to twenty-five percent (25%) of the Estimated Purchase Price, with each such share of Buyer Common Stock valued at the Buyer Common Stock Price (such shares of Buyer Common Stock, along with any additional shares of Buyer Common Stock issued after the Closing in connection with the Purchase Price Adjustment Amount in accordance with Section 2.6(e), the “Shares”), with such Shares subject to Section 6.6 hereof.

(c)          Buyer shall pay the balance of the Estimated Purchase Price to Seller by delivery of an unsecured promissory note in the form of Exhibit A hereto (the “Note”) with an initial principal amount equal to thirty-five percent (35%) of the Estimated Purchase Price.

2.4.         Net Working Capital; Other Excluded Assets and Liabilities.

(a)          The parties agree that, notwithstanding anything to the contrary contained herein, Seller shall be entitled to receive from the Companies, and shall be responsible for, all of the Net Working Capital as of the Closing (as set forth on the Final Statement), and that the Buyer and the Companies shall have no right to, or obligations with respect to, the Closing Accounts Receivable or the Net Working Capital other than as set forth in this Section 2.4(a). From and after the Closing, if either Company receives a payment for a Closing Account Receivable of such Company, then promptly after receipt of such payment, such Company shall pay to Seller the amount of such payment less the amount of any payments made by or behalf of such Company for Closing Accounts Payable that were not previously used to offset other Closing Accounts Receivable. Each Company hereby agrees, and Buyer hereby agrees to cause each Company, to use the proceeds from any and all Closing Accounts Receivable of such Company only to either satisfy the Closing Accounts Payable of such Company (including reimbursing Buyer for any Closing Accounts Payable that were previously paid by Buyer or through money advanced to such Company by Buyer for purposes of paying the Closing Accounts Payable) or to pay such amounts to Seller in accordance with this Section 2.4(a). No portion of the Closing Accounts Receivable shall be used to pay Company liabilities or other obligations that arise in connection with the business of the Companies after the Closing. If a Company fails to pay any amount to Seller as required by this Section 2.4(a), promptly after receipt of written notice from Seller of such failure to pay, Buyer will pay such amount directly to Seller as a deemed loan by Buyer to such Company and a payment to Seller on behalf of such Company.

(b)          Buyer and each of the Companies each hereby acknowledges and agrees that neither Company has any rights to (i) the Seller’s automobile, (ii) the cell phones and cell phone numbers of Seller or any employee of a Company as of the Closing or (iii) any LinkedIn account or Facebook, Twitter or other social media account of Seller or any employee of a Company as of the Closing.

(c)          Seller hereby agrees that, notwithstanding anything to the contrary contained herein, Seller shall be solely responsible for, and shall reimburse the Companies for: (i) any and all ”current liabilities” of the Companies as of the Closing (as defined in the definition of Net Working Capital), to the extent that “current assets” of the Companies as of the Closing (as defined in the definition of Net Working Capital) are insufficient to pay such liabilities; and (ii) any Losses of either Company (in excess of any reserves on the Audited Statements) as a result of or in connection with any rate or other adjustments, including any cost disallowances, with respect to any audits of Government Contracts conducted by Governmental Authorities related to (A) any period ending on or before the Closing Date and (B) any periods beginning before but ending after the Closing Date to the extent any adjustments relate to the portion of such period on or prior to the Closing Date.

2.5.         Estimated Closing Statement. Prior to the Closing, Seller will have delivered to Buyer a certificate signed by Seller (the “Estimated Closing Statement”) and reasonably acceptable to Buyer, setting forth Seller’s good faith estimate (including all calculations in reasonable detail) based on the financial statements and books and records of each Company of (i) the Purchase Price (the “Estimated Purchase Price”), including the calculation of the Adjusted EBITDA of each Company for the twelve (12) fiscal month period ending April 26, 2014, and (ii) the Net Working Capital, including the estimated amount of each of the Closing Accounts Receivable and the Closing Accounts Payable, and attaching an estimated balance sheet of each Company as of the Closing. The Estimated Closing Statement shall be prepared applying the definitions of Net Working Capital and Adjusted EBITDA contained herein.

2.6.         Post-Closing Purchase Price Adjustment.

(a)          As soon as practicable (but in any event, within sixty (60) days) after the Closing, (i) Seller will deliver to Buyer an audited income statement, balance sheet and statement of cash flows for PRS for each of (A) the fiscal year ending December 28, 2013 and (B) the twelve (12) fiscal month period ending April 26, 2014, along with an unqualified audit opinion from RBSM LLP or, if such accounting firm is no longer independent or otherwise does not accept its engagement, another independent certified public accountant reasonably acceptable to Buyer and Seller (the “Auditor”), and (ii) Buyer will deliver to Seller an audited income statement, balance sheet and statement of cash flows for PS for each of (A) the fiscal year ending December 28, 2013 and (B) the twelve (12) fiscal month period ending April 26, 2014, along with an unqualified audit opinion from the Auditor (such financial statements described in clauses (i) and (ii) above, collectively, the “Audited Statements”). The parties hereby agree that the Auditor shall audit and prepare the Audited Statements, and that all costs of the Auditor incurred in connection with the preparation and delivery of the Audited Statements shall be borne by Buyer. Each of Buyer and Seller will, and will cause their respective Representatives to, provide the Auditor with reasonable access to the Companies’ books, records, personnel and property to the extent reasonably necessary to prepare the Audited Statements.

(b)          As soon as practicable (but in any event within sixty (60) days) after the parties’ delivery of the Audited Statements, Buyer will prepare and deliver to Seller a certificate (“Buyer Closing Statement”) that sets forth Buyer’s determination (along with Buyer’s detailed calculation thereof) of (i) the Purchase Price, including the calculation of the Adjusted EBITDA of each Company for the twelve (12) fiscal month period ending April 26, 2014 based on the Audited Statements and (ii) the calculation of the Net Working Capital. Seller and its Representatives will provide Buyer and its Representatives with reasonable access to the books and records, personnel and properties and any other information of PRS or its Subsidiaries, if any, that Buyer reasonably requests in connection with Buyer’s preparation of the Buyer Closing Statement.

(c)          Seller will have forty-five (45) days after its receipt of the Buyer Closing Statement to review it. To the extent reasonably required to complete its review of the Buyer Closing Statement, Seller and its Representatives will be provided with reasonable access to the books, records and working papers of Buyer and the Companies used to prepare the Buyer Closing Statement, Buyer’s and the Companies’ finance personnel and any other information of the Companies that Seller reasonably requests relating to the determination of Purchase Price, and Buyer and the Companies shall cooperate with Seller and its Representatives in connection therewith. Seller will deliver notice to Buyer on or prior to the forty-fifth (45th) day after receipt of the Buyer Closing Statement specifying in reasonable detail all disputed items and the basis therefor. If Seller fails to deliver such notice in such forty-five (45) day period, Seller will have waived its right to contest the Buyer Closing Statement. If Seller notifies Buyer of any objections to the Buyer Closing Statement in such 45-day period, Seller and Buyer will, within thirty (30) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement.

(d)          If at the conclusion of the Resolution Period Buyer and Seller have not reached an agreement on any objections with respect to the Buyer Closing Statement, then all amounts and issues remaining in dispute will be submitted by Seller and Buyer to a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm recognized nationally or in the New York City tri-state region (the “Independent Expert”) (which appointment will be made no later than five (5) Business Days after the end of the Resolution Period) (provided, that if the Independent Expert does not accept its appointment or Buyer and Seller cannot agree on the Independent Expert, in either case within fifteen (15) days after the end of the Resolution Period, either Buyer or Seller may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association). Seller and Buyer agree to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses relating to the work, if any, to be performed by the Independent Expert will be borne by (i) Buyer in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by Buyer that are unsuccessfully disputed by Buyer (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and Seller, and (ii) Seller in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by Seller that are unsuccessfully disputed by Seller (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and Seller. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Independent Expert will be borne by the party incurring such cost and expense. The Independent Expert will determine only those issues still in dispute at the end of the Resolution Period and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on the Audited Financials and the books and records of the Companies and presentations with respect to such disputed items by Buyer and Seller to the Independent Expert and not on the Independent Expert’s independent review. Each of Seller and Buyer will use their reasonable best efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert (A) will be bound by the provisions of this Section 2.6(d) and (B) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller or less than the smallest value for such item claimed by Buyer or Seller. Seller and Buyer will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible. Such determination will be set forth in a written statement delivered to Seller and Buyer and will be final, conclusive, non-appealable and binding for all purposes hereunder. The term “Final Statement” will mean the definitive statement agreed to by Seller and Buyer in accordance with Section 2.6(c) or the definitive statement resulting from the determination made by the Independent Expert in accordance with this Section 2.6(d).

(e)          For purposes of this Agreement, the “Purchase Price Adjustment Amount” shall mean an amount equal to the finally determined Purchase Price as shown on the Final Statement minus the amount of the Estimated Purchase Price. If the Purchase Price Adjustment Amount is a positive amount, then Buyer shall pay to Seller the Purchase Price Adjustment Amount as follows: (i) Buyer shall pay to Seller within ten (10) Business Days after the determination of the Final Statement an amount in cash equal to forty percent (40%) of the Purchase Price Adjustment Amount by wire transfer in immediately available funds to such account as designated by Seller in writing; (ii) Buyer shall pay to Seller by delivering, promptly after the determination of the Final Statement, a number of Shares equal in total value to twenty-five percent (25%) of the Purchase Price Adjustment Amount, with each such Share valued at the Buyer Common Stock Price, with such Shares subject to subject to Section 6.6; and (iii) the remainder of the Purchase Price Adjustment Amount shall increase the principal amount of the Note (increasing the Monthly Installments (as defined in the Note) thereunder by one thirty-sixth (1/36th) of such increase in principal amount, and requiring Buyer to make a one-time adjustment to pay the difference between the Monthly Installments paid prior to such date and the Monthly Installments that would have been paid prior to date using the adjusted Monthly Installment after giving effect to the increase in principal amount). If the Purchase Price Adjustment Amount is a negative amount, then Seller shall pay to Buyer the Purchase Price Adjustment Amount as follows: (i) Seller shall pay to Buyer within ten (10) Business Days after the determination of the Final Statement an amount in cash equal to forty percent (40%) of the Purchase Price Adjustment Amount by wire transfer in immediately available funds to such account(s) as designated by Buyer in writing; (ii) Seller shall pay by delivery to Buyer of a number of Shares equal in total value to twenty-five percent (25%) of the Purchase Price Adjustment Amount, with each such Share valued at the Buyer Common Stock Price; and (iii) the remainder of the Purchase Price Adjustment Amount shall decrease the principal amount of the Note (decreasing the Monthly Installments thereunder by one thirty-sixth (1/36th) of such decrease in principal amount, and requiring Seller to make a one-time adjustment to pay the difference between the Monthly Installments paid prior to such date and the Monthly Installments that would have been paid prior to date using the adjusted Monthly Installment after giving effect to the decrease in principal amount).

ARTICLE III

CLOSING AND CLOSING CONDITIONS

3.1.         Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105, commencing at 10:00 am (New York City time). By mutual agreement of the parties the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by overnight mail. The date on which the Closing actually occurs will be referred to as the “Closing Date”. The parties agree that to the extent permitted by applicable Law and GAAP, the Closing will be deemed effective as of 11:59 p.m. (New York City time) on the Closing Date.

3.2.         Closing Deliveries by Seller. At or prior to the Closing, Seller will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a)          certificates representing the Purchased Stock, duly endorsed or accompanied by stock powers duly executed and in a form acceptable to Buyer necessary to transfer the Purchased Stock to Buyer on the books of each of the Companies;

(b)          the books and records of PS, including the stock book, stock ledger, minute book and corporate seal;

(c)          the required notices, consents, Permits, waivers or other approvals listed in Schedule 3.2(c) (or written waivers thereof), and all such notices, consents, Permits, waivers and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(d)          release and extinguishment of all (i) Indebtedness of the Companies and (ii) Liens on any of the assets of the Companies, and documentation evidencing the same;

(e)          the Note, duly executed by Seller;

(f)          the Non-Competition and Non-Solicitation Agreement by and between Buyer and Seller in the form attached as Exhibit B hereto (the “Non-Competition Agreement”), duly executed by Seller;

(g)          the employment agreements by and between Seller and each Company, in the forms attached as Exhibit C hereto (the “Employment Agreements”), duly executed by Seller;

(h)          an opinion of Seller’s counsel, substantially in the form of Exhibit D hereto;

(i)          copies of (A) the Charter of each Company certified as of a date no earlier than thirty (30) days prior to the Closing Date by the Secretary of State of the Commonwealth of Massachusetts and (B) good standing certificates for each Company certified as of a date no earlier than March 17, 2014 from the Secretary of State of the Commonwealth of Massachusetts and from the proper state official in each other jurisdiction in which such Company is qualified to do business as a foreign corporation as of the Closing;

(j)          a certificate from each Company’s secretary certifying to (A) copies of such Company’s Charter and Bylaws as in effect as of the Closing, (B) the resolutions of each Company’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of each of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which such Company is or is required to be a party or by which such Company is or is required to be bound;

(k)          an affidavit of non-foreign status of Seller dated as of the Closing Date in form and substance required under Section 1445 of the Code such that Buyer is exempt from withholding any portion of the Purchase Price that might otherwise be required by Section 1445 of the Code;

(l)          an IRS Form W-9, completed by Seller;

(m)          the Estimated Closing Statement in accordance with Section 2.5;

(n)          suitable documentation to add additional employees of Buyer or its Affiliates as signatories to the Bank Accounts of PS set forth on Schedule 4.23, as prescribed by Buyer;

(o)          one or more CD-ROMs or alternatively portable “thumb drives,” in PC-readable format, that contain readable, working Adobe or other (i.e., Microsoft Office) portable document format files that set forth all of the documents made available or provided to Buyer prior to the Closing in response to Buyer’s due diligence requests; and

(p)          evidence of the termination of each contract or arrangement set forth on Schedule 3.2(p) in each case effective at or prior to the Closing.

3.3.         Closing Deliveries by Buyer. At or prior to the Closing, Buyer will deliver or cause to be delivered to Seller the following, each in form and substance reasonably acceptable to Seller:

(a)          evidence of the payment of the cash portion of the Purchase Price in immediately available funds as required by Section 2.3(a);

(b)          certificates representing the Shares required at the Closing by Section 2.3(b) hereof, or evidence reasonably satisfactory to Seller’s counsel that the Shares have been duly issued to Seller and that Seller is reflected as the owner thereof on the books and records of Buyer as required by Section 2.3(b) hereof;

(c)          the Note duly executed by Buyer;

(d)          the Non-Competition Agreement duly executed by Buyer; and

(e)          the Employment Agreements duly executed by each Company thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the statements contained in this ARTICLE IV, and the information in the Disclosure Schedules referenced therein, are true and correct as of the Closing Date, except to the extent that a representation and warranty contained in this ARTICLE IV expressly states that such representation and warranty is current as of an earlier date and then such statements contained in this ARTICLE IV are true and correct as of such earlier date:

4.1.         Organization and Qualification. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has full corporate power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it. Except as set forth on Schedule 4.1, each Company is duly licensed or qualified to do business, and is in good standing as a foreign corporation, in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, all of which jurisdictions are listed on Schedule 4.1. Each Company has all requisite corporate power and authority to own, lease or use, as the case may be, its properties and business as currently owned and used. During the past five (5) years, neither Company has been known by or used any corporate, fictitious or other name in the conduct of such Company’s business or in connection with the use or operation of its assets. Schedule 4.1 lists all current directors and officers of each Company, showing each such Person’s name and positions.

4.2.         Authorization and Binding Effect; Corporate Documentation. Each Seller Party has full power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each Company, including requisite board of directors and shareholder approval of each Company. Each of this Agreement and each Ancillary Document to which a Seller Party is a party has been duly executed and delivered by each such Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions. The copies of the Charter of each Company and all amendments thereto, and the Bylaws of each Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Charter and Bylaws of each Company, as amended through and in effect on the date hereof. The minute books and records of the corporate proceedings of each Company, copies of all of which have been provided to Buyer, are true, correct and complete in all material respects.

4.3.         Title to the Purchased Stock. Seller owns good, valid and marketable title to the Purchased Stock, free and clear of any and all Liens and upon delivery of the Purchased Stock to Buyer on the Closing Date in accordance with this Agreement and upon Buyer’s payment of the Closing Purchase Price in accordance with Section 2.3, the entire legal and beneficial interest in the Purchased Stock and good, valid and marketable title to the Purchased Stock, free and clear of all Liens (other than those imposed by applicable securities Laws), will pass to Buyer.

4.4.         Capitalization. The authorized capital stock of (i) PS consists of 200,000 shares of PS Common Stock, 100 of which are issued and outstanding and (i) PRS consists of 275,000 shares of PRS Common Stock, 1,000 of which are issued and outstanding. Prior to giving effect to the transaction contemplated by this Agreement, Seller is the beneficial and record owner of all of the issued and outstanding shares of capital stock of each of Company. The Purchased Stock to be delivered by Seller to Buyer constitutes all outstanding shares of capital stock of PS, and forty-nine percent (49%) of the issued and outstanding shares of capital stock of PRS. All of the issued and outstanding capital stock of each Company (i) has been duly and validly issued, (ii) is fully paid and nonassessable and (iii) was not issued in violation of any preemptive rights or rights of first refusal or first offer. There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any capital stock or other equity interests of either Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of either Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of either Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which a Seller Party is a party or bound relating to any equity securities of either Company, whether or not outstanding. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to either Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of either Company. All of the equity securities of each Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws.

4.5.         Subsidiaries. Neither Company owns, and since their respective formation has not owned, directly or indirectly, any Subsidiaries or equity securities or other ownership interests in any other Person. Notwithstanding anything to the contrary contained in this Agreement, and without limiting any other remedies of Buyer Indemnified Parties hereunder, in the event of the breach of any representation or warranty in this Section 4.5, any reference in this Agreement or any Ancillary Document to a Company shall include any such Subsidiary to the extent reasonably applicable.

4.6.         Non-Contravention. Except as set forth on Schedule 4.6, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by any Seller Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Charter or Bylaws of a Company, (b) violate or conflict with any Law or Order to which a Seller Party, its assets or the Purchased Stock are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of a Seller Party to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which a Seller Party is a party or by which a Seller Party, its assets or the Purchased Stock may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Stock or any assets of either Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

4.7.         Financial Statements.

(a)          The Buyer acknowledges and understands that the Companies maintain their financial information and create their financial statements with the use of the “Quickbooks” software program, and that such financial statements have not been prepared in accordance with GAAP. Attached as Schedule 4.7(a) are true and correct copies of (i) the unaudited balance sheet, income statement, statement of stockholder’s equity and statement of cash flows for each Company as of and for the fiscal years ended December 28, 2013 and December 30, 2012, and (ii) the unaudited balance sheet of each Company as of April 26, 2014 and the related unaudited income statement and statement of cash flows for the four fiscal month period then ended (such financial statements described in clauses (i) and (ii), collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of each Company, are true, correct and complete in all material respects, and present fairly and accurately in all material respects the financial condition and results of operations of each Company as of the respective dates thereof and for the periods specified therein. The Financial Statements have been prepared on an accrual basis and, except for any changes to the default accounting principles in the “Quickbooks” software program from prior years, in accordance with accounting principles consistently applied throughout and among the periods indicated.

(b)          Each Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Company does not maintain any off-the-book accounts and that such Company’s assets are used only in accordance with such Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Company and to maintain accountability for such Company’s assets, (iv) access to such Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Company’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(c)          All of the financial books and records of the Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

(d)          Neither Company has any Liabilities except (i) Liabilities of such Company that are accrued and reflected on the balance sheet of such Company as of December 28, 2013, (ii) Liabilities that are listed on Schedule 4.7(d), (iii) immaterial Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since December 28, 2013 and (iv) obligations to be performed after the date hereof under any Contracts which are disclosed on Schedule 4.10, 4.11, 4.16(a) or 4.22(a).

4.8.         Absence of Changes. Except as set forth on Schedule 4.8, since December 28, 2013: (a) each Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to either Company’s business, operations, condition (financial or otherwise), results of operations, prospects, assets or Liabilities, except for changes and developments which have not had, and are not likely to have to have a Material Adverse Effect.

4.9.         Title to and Sufficiency of Assets. Except as set forth on Schedule 4.9, each Company has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens. The assets of each Company constitute all of the assets, rights and properties that are used in the operation of such Company’s business as it is now conducted and presently proposed to be conducted or that are used or held by such Company for use in the operation of such Company’s business, and taken together, are adequate and sufficient for the operation of such Company’s business as currently conducted and as presently proposed to be conducted. Immediately following the Closing, all of the assets of each Company will be owned, leased or available for use by such Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, such Company owns, leases, uses or holds available for use such assets; provided, that neither Company owns (i) Seller’s car, (ii) the cell phones and cell phone numbers of any shareholder or employee of either Company or (iii) any LinkedIn, Facebook, Twitter or other social media account of any shareholder or employee of either Company.

4.10.       Personal Property. All items of Personal Property of each Company with a book value or fair market value of greater than Ten Thousand Dollars ($10,000) are set forth on Schedule 4.10. All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in such Company’s business. Schedule 4.10 contains an accurate and complete list and description of leases in respect of the Personal Property (collectively, the “Personal Property Leases”). The Personal Property Leases are valid, binding and enforceable in accordance with their terms, subject to Permitted Exceptions, and are in full force and effect. With respect to the Personal Property Leases, there are no existing defaults under the applicable lease by a Company or, to the Knowledge of the Companies, any other party thereto, and no event of default on the part of a Company or, to the Knowledge of the Companies, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Seller has delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

4.11.       Real Property. Schedule 4.11 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by either Company for the operation of such Company’s business (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”), as well as the current annual rent and term under each Lease. Seller has provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases are valid, binding and enforceable in accordance with their terms, subject to Permitted Exceptions, and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Company under any Lease. Neither Company has any Knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and neither Company has received notice of any such condition. Neither Company has waived any rights under any Lease which would be in effect at or after the Closing. The Companies are in quiet possession of the Leased Premises. All leasehold improvements and fixtures located on the Leased Premises are, to the Knowledge of the Companies, (i) structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises. Neither Company has ever owned any real property or any interest in real property (other than the leasehold interests in the Leases).

4.12.       Intellectual Property. Schedule 4.12 sets forth: (i) all U.S. and foreign registrations of Intellectual Property (and applications therefor) owned or licensed by either Company or otherwise used or held for use by either Company in which a Company is the owner, applicant or assignee (“Registered IP”); (ii) all material unregistered Intellectual Property owned or purported to be owned by either Company; and (iii) all licenses, sublicenses and other agreements or permissions (“IP Licenses”) (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with an annual license fee of $2,000 or less (which are not required to be listed, but are “IP Licenses” as that term is used herein)), under which either Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Company, and previously used or licensed by such Company (except for the Intellectual Property that is the subject of the IP Licenses). All Registered IP is valid and in force and owned exclusively by the applicable Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any other Person with respect to such Registered IP. Neither Company has licensed or sublicensed out any of its owned or licensed Intellectual Property. Each Company has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses. Each Company has performed all obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor, to the Knowledge of the Companies, is any other party thereto, in breach or default thereunder, nor to the Knowledge of the Companies has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by a Company of the Intellectual Property that is the subject of the IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Companies. Except as set forth on Schedule 4.12, neither Company is party to any Contract that requires such Company to assign to any Person all of its rights in any Intellectual Property developed by a Company under such Contract. Neither Company has received any written or, to the Knowledge of the Companies, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Companies, nor to the Knowledge of the Companies is there a reasonable basis therefor. To the Knowledge of the Companies, neither Company is currently infringing, misappropriating or violating, or has in the past infringed, misappropriated or violated, any Intellectual Property of any other Person. To the Knowledge of the Companies, no other Person is infringing upon, has misappropriated or is otherwise violating any Intellectual Property of either Company. To the Knowledge of the Companies, no Person has obtained unauthorized access to third party information and data in either Company’s possession, nor has there been any other compromise of the security, confidentiality or integrity of such information or data. To the Knowledge of the Companies, there has been no violation of the either Company’s policies or practices related to protection of such Company’s Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by either Company.

4.13.       Compliance with Laws. Each Company is in compliance with, and has complied, in all material respects with all Laws and Orders applicable to such Company, its assets, employees or business or the Purchased Stock. None of the operation, activity, conduct and transactions of either Company or the ownership, operation, use or possession of their respective assets or the employment of their respective employees materially conflicts with the rights of any other Person or materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which either Company is a party or by which either Company or its assets, business or employees or the Purchased Stock may be bound or affected. Neither Company has received any written or, to the Knowledge of the Companies, oral notice of any actual or alleged violation or non-compliance with applicable Laws.

4.14.       Permits. Each Company owns or possesses all right, title and interest in all Permits required to own its assets and conduct its business as now being conducted and as presently proposed to be conducted. All Permits of each Company are listed on Schedule 4.14 and, to the Knowledge of the Companies, are valid and in full force and effect, and the Companies are in compliance in all material respects with the terms and conditions of all Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of the Companies, threatened other than expiration or termination in accordance with the terms thereof. Neither Company has received any written or, to the Knowledge of the Companies, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

4.15.       Litigation. Except as described on Schedule 4.15, there is no (a) Action of any nature pending or, to the Knowledge of the Companies, threatened, nor to the Knowledge of the Companies is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority in the past seven (7) years, in either case (a) or (b) by or against either Company, any of their respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Company must be related to such Company’s business or assets or the Purchased Stock), such Company’s business or assets or the Purchased Stock. The items listed on Schedule 4.15, (i) are fully covered under the insurance policies of the Company subject thereto and (ii) if finally determined adverse to the Company subject thereto, will not have, either individually or in the aggregate, a Material Adverse Effect. During the past five (5) years, none of the Companies’ current or former officers, senior management or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.16.       Contracts.

(a)          Schedule 4.16(a) contains a complete, current and correct list of all of the following types of Contracts to which a Company is a party, by which any of its properties or assets are bound, or under which a Company otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i) – (viii) below: (i) the largest ten Contracts with customers (by dollar amounts received for the 2013 fiscal year), (ii) the largest ten Contracts with suppliers (by dollar amount expenditures for the 2013 fiscal year); (iii) any Contract with any of its officers, directors, employees, consultants or Affiliates (other than at-will employment arrangements with Corporate Employees and placement arrangements with Staffing Employees, in each case, entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements; (iv) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (v) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of a Company, its business or material assets outside of the Ordinary Course of Business; (vi) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to a Company in excess of $50,000; (vii) any material settlement agreement entered into within three (3) years prior to the date of this Agreement or under which a Company has outstanding obligations (other than customary obligations of confidentiality); and (viii) any other Contract that is material to a Company and outside of the Ordinary Course of Business. All of each Company’s oral Contracts that are responsive to the categories listed above are identified in the Disclosure Schedules. True and correct copies of all the Companies’ material Contracts (including any amendments, modifications or supplements thereto) have been provided to Buyer.

(b)          Except as set forth on Schedule 4.16(b), neither Company is a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of such Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on such Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by such Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing “most favored customers” or other preferential pricing terms for the services of such Company or its Affiliates, or (v) otherwise limiting or restricting the right of such Company to sell or distribute any Intellectual Property of such Company or to purchase or otherwise obtain any software or Intellectual Property license.

(c)          All of the Companies’ material Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Permitted Exceptions. There exists no breach, default or violation on the part of a Company or, to the Knowledge of the Companies, on the part of any other party to any such Contract nor has a Company received written or, to the Knowledge of the Companies, oral notice of any breach, default or violation. Neither Company has received written or, to the Knowledge of the Companies, oral notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not materially and adversely affect the Companies. To the Knowledge of the Companies, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of a Company under any such Contract. To the Knowledge of the Companies, there is no reason to believe that any Contract with a customer will not remain in effect after the Closing through the remainder of its term or continue to generate substantially the same revenue after the Closing through the remainder of its term as it currently generates, subject to any actions taken by or at the request of Buyer after the Closing.

4.17.       Tax Matters. Except as set forth on Schedule 4.17: (i) each Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) each Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) each Company has complied in all material respects with all applicable Laws relating to Tax; (v) neither Company is currently the beneficiary of any extension of time within which to file any Tax Return; (vi) there is no current Claim against a Company in writing by a Governmental Authority in a jurisdiction where such Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction; (vii) there are no pending or ongoing audits of a Company’s Tax Returns by a Governmental Authority; (viii) neither Company has requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, that would apply to any Tax periods ending after the Closing Date; (ix) there are no Liens on any of the assets of a Company that arose in connection with any failure (or alleged failure) to pay any Tax; (x) no unpaid Tax deficiency has been asserted in writing against or with respect to a Company by any Governmental Authority which Tax remains unpaid; (xi) each Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xii) neither Company has granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiii) neither Company nor any of their respective former, current or future equity holders is required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Regulations thereunder; (xiv) neither Company is a party to any Tax allocation or sharing agreement; (xv) neither Company (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person under Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; (xvi) there is no Contract or Benefit Plan covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G or Section 162(m) of the Code, and no arrangement exists pursuant to which a Company or Buyer will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax on a payment to such Person; (xvii) neither Company has been a beneficiary of or participated in any “reportable transaction” within the meaning of Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Companies will ever be, required to be disclosed under Regulations Section 1.6011-4; (xviii) no Tax Return filed by or on behalf of a Company has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of a Company with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made; (xix) neither Company has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date; (xx) neither Company has deferred income or Tax liability arising out of any transaction, including any (A) disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (B) use of the long-term contract method of accounting, or (C) receipt of any prepaid amount for goods or services on or before the Closing Date; (xxi) neither Company has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or has otherwise taken steps or conducted business operations that have materially exposed, or will materially expose, it to the taxing jurisdiction of a foreign country; (xxii) each Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xxiii) neither Company (A) is a party to any joint venture, partnership or other agreement or arrangement which is treated or required to be treated as a partnership for federal income Tax purposes, and (B) owns any interest in an entity that either is treated or required to be treated as an entity disregarded as separate from its owner for federal Tax purposes or is an entity as to which an election pursuant to Regulations Section 301.7701-3 has been made; (xxiv) no written power of attorney which is currently in force has been granted by or with respect to a Company with respect to any matter relating to Taxes; (xxv) Seller is not a “foreign person” for purposes of Section 1445 of the Code; (xxvi) neither Company has been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xxvii) each Company uses the accrual method of accounting for income Tax purposes; (xxviii) each Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during such Company’s existence; and (xxix) neither Company has any potential Liability for any Tax under Section 1374 of the Code.

4.18.       Employee Benefit Plans.

(a)          Set forth on Schedule 4.18(a) is a true and complete list of each Benefit Plan. With respect to each Benefit Plan: (i) such Benefit Plan has been operated, administered and enforced in accordance with its terms and in compliance with, and such Benefit Plan complies with, all applicable Laws, including ERISA and the Code (including Section 409A thereof), in all material respects; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Knowledge of the Companies, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made as required under ERISA or have been fully accrued on the Financial Statements. To the Knowledge of the Companies, all Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to either Company, Buyer or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(b)          Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the applicable Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Companies, no fact exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

(c)          With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Company, Seller has provided to Buyer accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts (including any amendments, modifications or supplements thereto); (ii) all employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all communications with any Governmental Authority.

(d)          No Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and neither Company has incurred any Liability or otherwise has any outstanding liability under Title IV of ERISA and, to the Knowledge of the Companies, no condition presently exists that is expected to cause such liability to be incurred. Neither Company currently maintains or contributes to, or has ever maintained or contributed to or in any way directly or indirectly had any Liability (whether contingent or otherwise) with respect to any “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Neither Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does either Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. Neither Company currently maintains or has ever never maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e)          With respect to each Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to any current or former employee of a Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Except to the extent required by Section 4980B of the Code or similar state Law, neither Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.19.       Employees and Labor Matters.

(a)          Schedule 4.19(a) sets forth a complete and accurate list of all Corporate Employees of either Company as of the Closing Date showing for each as of that date (i) the employee’s name, employer, job title or description, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration other than salary paid during such Company’s fiscal year ending December 28, 2013 and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee for the 2014 fiscal year. Except as set forth on Schedule 4.19(a), no Corporate Employee is a party to a written employment agreement or contract with a Company and each is employed “at will”. Each such employee has entered into the applicable Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the employing Company, copies of which have been provided to Buyer.

(b)          Schedule 4.19(b) contains a list of all independent contractors (including consultants) and Staffing Employees currently engaged by either Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. All of such independent contractors and Staffing Employees are a party to a written agreement or contract with the engaging Company. Except as set forth on Schedule 4.19(b), each such independent contractor and Staffing Employee has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the engaging Company, copies of which have been provided to Buyer. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Company are bona fide independent contractors and not employees of such Company. Except as set forth on Schedule 4.19(b), each independent contractor and Staffing Employee is terminable on fewer than thirty (30) days notice, without any obligation of a Company to pay severance or a termination fee.

(c)          Neither Company is a party to any collective bargaining agreement or other Contract with any group of employees or any labor organization or other Representative of any of employees of a Company, and neither Company has Knowledge of any activities or proceedings of any labor union or other party to organize or represent any employees of either Company. Except as set forth on Schedule 4.19(c): (i) each Company is in compliance in all material respects with all employment Contracts and all applicable Laws and Orders respecting employment and employment practices, terms and conditions of employment and wages and hours, including any respecting employment discrimination and occupational safety and health requirements, and are not engaged in any unfair labor practice; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Companies, threatened against or directly affecting either Company; (iii) neither Company has experienced any work stoppage or other labor difficulty; (iv) neither Company is delinquent in payments to any of their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; (v) there are no pending or, to the Knowledge of Companies, threatened unfair or discriminatory employment practice charges pending before the Equal Employment Opportunity Commission, or any comparable foreign, state or local Governmental Authority; (vi) there are no wrongful discharge claims nor any other type of Actions brought by or on behalf of any past or present employees of either Company pending or, to the Knowledge of Companies, threatened against a Company; and (vii) upon termination of the employment of any employee, neither Company nor Buyer will by reason of anything done prior to the Closing be liable to any of said employees for vacation pay, severance pay, wrongful termination damages or any other payments (other any obligations of a Company to pay accrued vacation pay and accrued sick pay to its terminated employees). Each Company has complied in all material respects with all applicable Laws and Orders relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all such Laws and Orders.

4.20.       Insurance. Each Company has maintained over the past three (3) years and now maintains insurance in amounts sufficient for its business, operations and assets and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Company operates. Schedule 4.20 lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) held by each Company relating to either Company or the business, assets, properties, directors, officers or employees of either Company, copies of which have been provided to Buyer. To the Knowledge of the Companies, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. Neither Company is in default with respect to its obligations under any insurance policy, nor has either Company ever been denied insurance coverage for any reason. Neither Company has any self-insurance or co-insurance programs. In the three (3) year period ending on the date hereof, neither Company has received any written or, to the Knowledge of the Companies, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of the Companies’ assets, purchase of additional equipment or material modification of any of the Companies’ methods of doing business. Neither Company has made any claim against an insurance policy as to which the insurer is denying coverage. Schedule 4.20 identifies each individual insurance claim made by a Company since January 1, 2009. Each Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to such Company. To the Knowledge of the Companies, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

4.21.       Transactions with Related Persons. Except as set forth on Schedule 4.21, none of Seller nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Company or any Affiliate of a Seller, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of such Company), (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of such Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. Except as set forth on Schedule 4.21, neither Company has any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, tangible or intangible (including Intellectual Property) which is used in a Company’s business. The Companies’ assets do not include any receivable or other obligation from a Related Person, and the Liabilities of the Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.21 that cannot be terminated upon sixty (60) days notice by the Company party thereto without cost or penalty.

4.22.       Government Contracts.

(a)          Schedule 4.22(a) lists all Government Contracts for which final payment or a final release has not yet been received, regardless of whether the period of performance has ended (collectively, the “Current Government Contracts”).

(b)          Schedule 4.22(b) lists all Government Bids, including task or delivery order bids under a Company’s or other Persons’ current Government Contracts submitted by a Company and for which no award has been made. Seller has made available to Buyer true and complete copies of all Current Government Contracts and all Government Bids and provided access to Buyer to true and correct copies of all material documentation related thereto requested in writing by Buyer.

(c)          With respect to any Government Contracts, there is no (i) pending investigation or audit by any Governmental Authority, including any administrative, civil or criminal investigation, (ii) suspension or debarment proceeding (or equivalent proceeding) pending against a Company or any of its Affiliates (as defined in FAR 9.403), (iii) written request by a Governmental Authority for a contract price adjustment based on a cost item that has been questioned or proposed for disallowance by an authorized contracting officer (or other applicable Governmental Authority) or a claim of defective pricing in excess of $25,000, (iv) dispute between a Company and a Governmental Authority which, since December 31, 2008, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $25,000, or (v) any written claim or request for equitable adjustment by a Company against a Governmental Authority in excess of $25,000.

(d)          Each Company has complied in all material respects with all statutory and regulatory requirements where and to the extent applicable, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the FAR and Cost Accounting Standards and any similar applicable state or local Laws, where and as applicable to each of the Government Contracts and Government Bids. The representations, certifications, and warranties made by each Company with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and each Company has complied in all material respects with all such representations, certifications and warranties. No Government Contract has been terminated for default, breach, cause or other failure to perform. Neither Company has received any adverse or negative past performance evaluations or ratings within the past three (3) years. Each Company has complied in all material respects with all terms and conditions of each Government Contract, including all FAR, state or local Law or agency supplement clauses identified or incorporated by reference therein. No termination for default or convenience notice, cure notice, or show cause notice has been issued by any Governmental Authority, prime contractor or higher-tier subcontractor to a Company. Neither Company, nor any of their respective directors, officers or employees is, or for the last five (5) years has been, debarred or, to the Knowledge of the Companies, proposed for debarment, suspended from or otherwise declared non-responsible or ineligible for participation in the award of contracts with any Governmental Authority. To the Knowledge of the Companies, in the past six (6) years, neither Company has engaged in any activity that gave rise to an Organizational Conflict of Interest (as defined in FAR 9.501 or applicable agency FAR supplements or the Government Contracts or any comparable applicable state or local Law). Each Company possesses all facility and personnel security clearances and Permits necessary for the execution and performance of its obligations under the Government Contracts.

(e)          As of the date hereof, neither Company has any outstanding Government Bids that, if accepted or awarded, are expected to result in a Contract Loss to the Companies, and neither Company is a party to any Current Government Contract that is expected to result in a Contract Loss to the Companies.

(f)          Neither Company, nor any of their respective directors or officers, nor, to the Knowledge of the Companies, any other Representative acting on behalf of a Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and in the last six (6) fiscal years neither Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC. Neither Company, and, to the Knowledge of the Companies, none of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would reasonably cause a Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

4.23.       Bank Accounts. Schedule 4.23 lists the names and locations of all banks and other financial institutions with which a Company maintains an account (or at which an account is maintained to which a Company has access as to which deposits are made on behalf of a Company) (each, a “Bank Account”), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by a Company.

4.24.       Suppliers and Customers; Products. Schedule 4.24 lists, by dollar volume paid for each of the fiscal years 2012 and 2013, the ten (10) largest suppliers of goods or services (the “Top Suppliers”) and the ten (10) largest customers of each Company (the “Top Customers”). The relationships of each Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has threatened in writing to cancel or otherwise terminate, or, to the Knowledge of the Companies, intends to cancel or otherwise terminate, any relationships of such Person with a Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of the Companies, (A) threatened to stop, decrease or limit materially, (B) intends to modify materially its relationships with a Company or (C) intends to stop, decrease or limit materially its products or services to a Company or its usage or purchase of the products or services of a Company, (iii) no Top Supplier or Top Customer has notified either Company in writing that it intends to refuse to pay any amount due to a Company or seek to exercise any remedy against a Company, (iv) neither Company has within the past year been engaged in any material dispute with any Top Supplier or Top Customer and (v) no Top Customer has notified either Company in writing that it desires or intends to change the material terms of such Contract or change the type of Contract by which such customer purchases good and/or services from a Company. Each Company provides services and has never sold, licensed or distributed any product to any Person.

4.25.       Investment Intent. Seller is acquiring the Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Seller understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.26.       Disclosure. No representations or warranties by any Seller Party in this Agreement or any Ancillary Documents contains any untrue statement of material fact or omits to state, when read in conjunction with all of the information contained in this Agreement (including the Disclosure Schedules) and the Ancillary Documents, any fact necessary in order to make the statements herein or therein not materially misleading.

4.27.       No Brokers. No Seller Party, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

4.28.       No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or the Ancillary Documents, Seller and the Companies make no express or implied representation or warranty.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following matters as of the Closing Date:

5.1.         Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse affect on (i) Buyer or its financial condition or business or (ii) the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Buyer is a party (a “Buyer Material Adverse Effect”).

5.2.         Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement and each Ancillary Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

5.3.         Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Charter or Bylaws of Buyer, (b) any Law or Order to which Buyer or any of its business or assets are bound or subject (including the Securities Act or the Exchange Act) or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer is in compliance with all Contracts, Permits and Laws applicable to it and its business, including the Securities Act and the Exchange Act, except for such non-compliance which would not reasonably be expected to have a Buyer Material Adverse Effect.

5.4.         The Shares. When issued by Buyer to Seller in accordance with the terms of this Agreement, the Shares will be (a) issued free and clear of all Liens except (i) those imposed by applicable securities Laws, (ii) the rights of Buyer and the other Buyer Indemnified Parties under this Agreement (including under ARTICLE VII and Section 2.6(e)), (iii) those incurred by Seller or its Affiliates and (iv) as set forth in Section 6.6, and (b) validly and duly issued and fully paid and non-assessable. All consents, approvals or authorizations of any of Buyer’s existing shareholders or creditors or the SEC, in any case, that are required to be obtained by Buyer in connection with the issuance of the Shares to Seller hereunder have been obtained.

5.5.         No Brokers. Neither Buyer nor any of its Representatives on behalf of Buyer has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.6.         Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority is outstanding, against or involving Buyer or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

5.7.         Investment Intent. Buyer is acquiring the Purchased Stock for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Stock. Buyer understands that the Purchased Stock has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.8.         Company Employees. As of the Closing Date, Buyer does not currently have any present intent to terminate the employment of any employees of PS or to change their compensation and benefits such that their compensation and benefits in the aggregate would be worse than their current compensation and benefits in the aggregate (for the avoidance of doubt, this Section 5.8 shall not be deemed to guaranty employment to any employee of PS at any time after the Closing, change their employment from being “at-will” or otherwise restrict Buyer or PS from changing the compensation or benefits provided to PS employees after the Closing).

5.9.         No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement or the Ancillary Documents, Buyer makes no express or implied representation or warranty.

ARTICLE VI

OTHER AGREEMENTS

6.1.         Further Assurances. In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VII). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of, and Seller will provide to Buyer, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to PS.

6.2.         Confidentiality. Seller shall, and shall cause its Representatives to: (a) treat and hold in strict confidence any Confidential Information, and, except as set forth in this Section 6.2, will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer’s prior written consent; (b) in the event that Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 6.2; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.2, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information shall not include any information which, at the time of disclosure, is generally available publicly, or which becomes public after disclosure through no fault of the Seller or its Representatives, and was not disclosed in breach of this Agreement by Seller or its Representatives. For any Confidential Information of PRS, Buyer shall have the same obligations with respect to such information as Seller has to Confidential Information under clauses (a) through (c) of this Section 6.2; except that Buyer may disclosure such information as it may be required to disclose by applicable Law (including any SEC position) or securities listing or trading requirement.

6.3.         Publicity. Neither Seller nor Buyer shall, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), except (i) in the case of Seller, as required by applicable Law after conferring with Buyer concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Buyer or its Affiliates by applicable Law (including any SEC position) or securities listing or trading requirement.

6.4.         Litigation Support. Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving either Company, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE VII in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VII).

6.5.         Release and Covenant Not to Sue. Effective as of the Closing, Seller hereby releases and discharges each Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which Seller now has, has ever had or may hereafter have against such Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Charter or Bylaws, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims Seller may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or (ii) any claims relating to periods prior to the Closing to the extent covered by the Company’s directors and officers liability insurance that is in place prior to the Closing (and for the avoidance of doubt, not any policies of the Company or Buyer at or after the Closing.

6.6.         Lock-Up. Except as expressly contemplated by Sections 2.6(e), 7.6 and 7.7, and solely to the extent that any other shareholders of Buyer are subject to similar restrictions, Seller hereby agrees not to, without the prior written consent of Buyer, during the period commencing from the Closing and ending on the earlier of (x) the one (1) year anniversary of the Closing and (y) the consummation of a liquidation, merger, share exchange or other similar transaction following the Closing that results in all of Buyer’s shareholders having the right to exchange their equity holdings in Buyer for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares; or (iii) publicly disclose the intention to do any of the foregoing; whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of the Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii), or (iii), a “Prohibited Transfer”). Seller further agrees to execute such agreements as may be reasonably requested by Buyer, in form and substance reasonably satisfactory to Seller, that are consistent with the foregoing or that are necessary to give further effect thereto. If any Prohibited Transfer is made or attempted contrary to the provisions of this Section 6.6, such purported Prohibited Transfer shall be null and void ab initio, and Buyer shall refuse to recognize any such purported transferee of the Shares as one of its equity holders for any purpose. In order to enforce this Section 6.6, Buyer may impose stop-transfer instructions with respect to the Shares until the end of the restriction period described in the first sentence of this Section 6.6.

6.7.         PRS Arrangements.

(a)          At any time after the Closing, at the request of Buyer, Seller and PRS will promptly negotiate in good faith and enter into a stockholders agreement with Buyer to provide Buyer with minority protection rights with respect to Buyer’s equity interest in PRS that are consistent with the terms and conditions set forth on Schedule 6.7(a) hereto. Notwithstanding the foregoing, so long as PRS is intended to maintain its qualification as a Women-Owned Small Business under the U.S. Small Business Administration rules and regulations for purposes of contracting with the U.S. federal government, as well as any qualification for a similar preferential status under state and local Laws for purposes of contracting with state and local Government Authorities in the states and localities where PRS conducts business (such preferential status for federal, state and local government contracting, “WOSB Status”), the rights and obligations of Buyer, Seller and PRS under such stockholders agreement shall be subject to, and comply with, the requirements necessary to maintain the WOSB Status of PRS (and, if any time PRS is not intended to maintain its WOSB Status, Seller and PRS will amend such stockholders agreement to comply with the first sentence of this Section 6.7(a)).

(b)          At any time after the Closing, at the request of Buyer, PRS will promptly negotiate in good faith and enter into one or more subcontracting, management services or similar agreements between PRS and PS pursuant to which PS will provide to PRS services for a fee to be agreed upon by the parties in good faith that are consistent with the terms and conditions set forth on Schedule 6.7(a) hereto. Notwithstanding the foregoing, so long as PRS is intended to maintain its WOSB Status, the rights and obligations of PS and PRS under such agreement(s), including the type and amount of services to be provided thereunder, shall be subject to, and comply with, the requirements necessary to maintain the WOSB Status of PRS (and, if any time PRS is not intended to maintain its WOSB Status, PRS will amend such agreement(s) to comply with the first sentence of this Section 6.7(b)).

6.8.         Piggy-Back Registration Rights.

(a)          If Buyer proposes to file a registration statement under the Securities Act with respect to an offering of Buyer Common Stock or other Buyer equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, Buyer equity securities, by Buyer for its own account and/or for security holders of Buyer for their account, other than a registration statement (i) filed solely in connection with an offering of securities to directors, employees or independent contractors of Buyer pursuant to any stock incentive or other benefit plan, (ii) filed on Form S-4 or S-8 or any successor to such forms, (iii) for an exchange offer or offering of securities solely to Buyer’s existing security holders, (iv) for a dividend reinvestment plan, or (v) solely in connection with a merger, share capital exchange, asset acquisition, share purchase, reorganization, amalgamation, subsequent liquidation, or other similar business transaction that results in all of Buyer’s shareholders, including Seller, having the right to exchange their common stock for cash, securities or other property of a non-capital raising bona fide business transaction, then Buyer shall (x) give written notice of such proposed filing to Seller as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to Seller in such notice the opportunity to register the sale of such number of the Shares as Seller may request in writing within ten (10) days following receipt by Seller of such notice (a “Piggy-Back Registration”). Buyer shall include in such registration statement such Shares that are requested by Seller to be included therein within ten (10) days after the receipt by Seller of any such notice on the same terms and conditions as any shares of Buyer Common Stock that are included in such registration statement by other shareholders of Buyer exercising piggy-back registration rights in existence as of the date of this Agreement with respect to such shares of Buyer Common Stock. If at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Buyer shall determine for any reason not to register or to delay registration of such securities, Buyer may, at its election, give written notice of such determination to Seller, and (x) in the case of a determination not to register, shall be relieved of its obligation to register any of Seller’s Shares in connection with such registration, and (y) in the case of a determination to delay registering, shall be permitted to delay registering any of Seller’s Shares for the same period as the delay in registering such other securities. If the offering pursuant to a Piggy-Back Registration is to be an underwritten offering, then Seller must permit the sale or other disposition of Seller’s Shares in accordance with the intended method(s) of distribution thereof, and shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration and Seller shall be responsible for any fees or commissions due to such underwriters in connection with the sale of Seller’s Shares (“Selling Expenses”). If (x) the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises Buyer in writing that the dollar amount or number of securities which Buyer, on behalf of itself and/or its security holders who have a contractual right to register their shares, desires to sell exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, timing, distribution method or probability of success of such offering or (y) the SEC determines that the dollar amount or number of securities to be registered under the registration statement exceeds the maximum dollar amount or number that may be registered under such registration statement in accordance with applicable Law (including any SEC rules, regulations, policies or positions) (such maximum dollar amount or maximum number of securities, as applicable, in either of clauses (x) or (y) above, the “Maximum Number of Securities”), then Buyer shall include in any such offering only the Maximum Number of Securities allocated as follows: (A) first, the securities that Buyer desires to sell; (B) then, the number of securities required to be included in such offering, if any, by other security holders of Buyer exercising any demand registration rights that such Persons have pursuant to written contractual arrangements with Buyer; and (C) finally, the securities of Persons exercising piggy-back registration rights pursuant to written contractual arrangements with Buyer, including Seller pursuant to this Section 6.8, pro-rata among all such security holders exercising piggy-back registration rights. Seller may elect to withdraw Seller’s request for inclusion of Seller’s Shares in any Piggy-Back Registration by giving written notice to Buyer of such request to withdraw prior to the effectiveness of the registration statement. Buyer, whether based on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations, may withdraw a registration statement at any time prior to the effectiveness of the registration statement. All expenses other than Selling Expenses incurred in connection with registrations, filings or qualifications in any registration under this Section 6.8, including all registration, filing, and qualification fees, printers’ and accounting fees and fees and disbursements of counsel for Buyer shall be borne and paid by Buyer.

(b)          The right of Seller to request inclusion of any of Seller’s Shares in any registration pursuant this Section 6.8 shall terminate with respect to such Shares upon the earliest to occur of: (i) such time as when such Shares can be sold under Rule 144 promulgated under the Securities Act or another similar exemption under the Securities Act; and (ii) after such time as such Shares have been registered under an effective registration statement. Further, Buyer has the right to exclude any of Seller’s Shares from any registration statement in the event Buyer is contractually obligated to exclude such securities. In the event that the registration statement covers securities being sold by Buyer on its own behalf, Buyer or the underwriter shall have a right to require Seller to agree to a lock-up period of up to six (6) months from the date of effectiveness of the registration statement as a condition to registering Seller’s Shares.

(c)          In connection with any registration statement for which Seller has elected to exercise its Piggy-Back Registration rights pursuant to this Section 6.8, Seller agrees to (i) cooperate with Buyer in connection with the preparation of such registration statement as it pertains to Seller or Seller’s Shares, (ii) respond within three (3) Business Days to any written request by Buyer to provide or verify information regarding Seller or the Shares being registered on behalf of Seller (including the proposed manner of sale) that may be required to be included in such registration statement and related prospectus pursuant to the rules and regulations of the Securities and Exchange Commission, and (iii) provide in a timely manner information regarding the proposed distribution by Seller of the Shares for which Seller has exercised her Piggy-Back Registration rights and such other information as may be requested by Buyer from time to time in connection with the preparation of and for inclusion in such registration statement and related prospectus.

(d)          So long as at the time of the filing of such registration statement Seller is not an executive officer or director of Buyer, if any Shares of Seller are included a registration statement:

(i)          To the extent permitted by applicable Law, Buyer will indemnify and hold harmless Seller from and against any and all loss, damage, claim or liability (joint or several) to which Seller may become subject under the Securities Act, the Exchange Act, or other federal or state securities law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement; (B) any omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (C) any violation by Buyer (or any of its Representatives) of the Securities Act, the Exchange Act, any state securities Law (collectively, “Registration Damages”); and Buyer will pay to Seller any legal or other expenses reasonably incurred by Seller in connection with investigating or defending any claim or proceeding from which Registration Damages may result, as such expenses are incurred; provided, however, that the foregoing indemnity shall not apply to the extent that any such Registration Damages arise out of, result from or are based upon information provided in writing by Seller expressly for use in such registration statement or actions or omissions made by Buyer or its Representatives in reliance upon and in conformity with information furnished in writing by or on behalf of Seller expressly for use in connection with such registration statement; provided, further, that Buyer shall not be responsible to indemnify for any amounts paid in settlement of any claim or proceeding if such settlement is effected without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii)         To the extent permitted by applicable Law, Seller will indemnify and hold harmless Buyer, its Representatives (including any underwriter under the Securities Act), any other security holder of Buyer selling securities in such registration statement and any controlling person (as defined in the Securities Act) of any such Persons from and against any and all Registration Damages, in each case only to the extent that such Registration Damages arise out of, result from or are based upon information provided in writing by Seller expressly for use in such registration statement or actions or omissions made by Buyer or its Representatives in reliance upon and in conformity with information furnished in writing by or on behalf of Seller expressly for use in connection with such registration statement; and Seller will pay to Buyer and each other aforementioned indemnified Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Registration Damages may result, as such expenses are incurred; provided, that, except in the case of fraud or willful misconduct by Seller, Seller shall not be responsible to indemnify for any amounts paid in settlement of any claim or proceeding if such settlement is effected without the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

(iii)        The indemnification procedures set forth in Section 7.4 shall apply to any indemnification claim under this Section 6.8 (with any reference in Section 7.4 referring to any provision of ARTICLE VII referring to this Section 6.8 instead).

ARTICLE VII

INDEMNIFICATION

7.1.         Survival. All representations and warranties of Seller and Buyer contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.17 (Tax Matters) and 4.18 (Employee Benefits Plans) shall survive until thirty (30) days after the expiration of the applicable statute of limitations, (ii) the representations and warranties made in Section 4.22 (Government Contracts) will survive until the third (3rd) anniversary of the Closing Date and (iii) the representations and warranties contained in Sections 4.1 (Organization and Qualification), 4.2 (Authorization and Binding Effect; Corporate Documentation), 4.3 (Title to the Purchased Stock); 4.4 (Capitalization), 4.27 (No Brokers), 5.1 (Organization and Qualification), 5.2 (Authorization) and 5.5 (No Brokers) shall survive until the fifth (5th) anniversary of the Closing Date (such representations and warranties in clauses (i) through (iii), collectively, the “Special Reps”). For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with the preceding sentence. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 7.2 other than clauses (a) or (b) may be made at any time.

7.2.         Indemnification by Seller. Except as otherwise limited by this ARTICLE VII, Seller shall indemnify, defend and hold harmless Buyer and its Representatives and any assignee or successor thereof (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by a Seller Party in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document; (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Seller, PRS or, at or prior to the Closing, PS contained in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document; (c) any and all Liabilities for (i) Taxes in connection with or arising out of either Company’s assets, employees (including pursuant to Section 409A of the Code), securities, activities or business on or prior to the Closing Date (determined with respect to taxable periods that begin before and end after the Closing Date in accordance with the allocation provisions of Section 8.1(c)) in excess of the amount of Taxes reflected as a current liability in the computation of the Net Working Capital in the Final Statement or (ii) fifty percent (50%) of any Transfer Taxes; or (d) any Action by Person(s) who were holders of equity securities of either Company, including stock options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of either Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

7.3.         Indemnification by Buyer. Except as otherwise limited by this ARTICLE VII, Buyer shall indemnify, defend and hold harmless Seller and its Representatives, heirs, legal representatives and any assignee or successor thereof (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document; or (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Buyer or, after the Closing, PS contained in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document.

7.4.         Indemnification Procedures.

(a)          For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 7.2 or 7.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions.

(b)          In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee’s receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Buyer, the applicable third party claimant is a Governmental Authority or a then-current customer of Buyer, either Company or any of their respective Affiliates; (iii) if the Indemnitor is Buyer, an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Buyer, either Company or their respective Affiliates; (iv) there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense; (v) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; or (vi) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 7.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(c)          Any indemnification claim that does not arise from a third party claim must be asserted by a written notice to the Indemnitor setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent then known by the Indemnitee. The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee. Any disputes that the parties are not mutually able to resolve within fifteen (15) days after the Indemnitor has provided written notice of its dispute of such claim (or the end of such thirty (30) day period, whichever is earlier), shall be immediately referred to and finally resolved by arbitration in New York, New York, in accordance with the Expedited Procedures of the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”) in force at such time, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within three (3) Business Days) after the submission of the dispute to the AAA and reasonably acceptable to each party. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within three (3) Business Days) after his or her nomination and acceptance by the parties. The arbitrator shall decide the Expedited Dispute in accordance with the substantive law of the State of New York and otherwise in accordance with the terms of this Agreement. To the extent that the Arbitration Rules and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration proceedings shall be streamlined and efficient; time is of the essence. Each party shall submit a proposal for resolution of the dispute to the arbitrator within ten (10) Business Days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. This agreement to arbitrate shall be specifically enforceable and following the Closing shall be the sole and exclusive remedy of the Indemnitee for any indemnification claim that does not arise from a third party claim.

7.5.         Exclusive Remedy. From and after the Closing, this ARTICLE VII and Section 6.8(d) shall constitute the sole and exclusive remedy for each of the parties to this Agreement against any other party to this Agreement with respect to any and all breaches or alleged breaches of any agreement, covenant, representation or warranty made by such party in this Agreement, except for (i) claims based in whole or in part upon fraud, willful misconduct or intentional misrepresentation or (ii) any equitable remedies, including the right to an injunction or specific performance, to which they may be entitled.

7.6.         General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. No investigation by Buyer or Seller or their respective Representatives or knowledge by Buyer or Seller or their respective Representatives of a breach of a representation or warranty of the other party shall affect such other party’s representations and warranties or the recourse available to such first party or any other Indemnitee of such first party under any provision of this Agreement (including ARTICLE VII) with respect thereto. Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE VII: (i) no Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 7.2 or Section 7.3, as the case may be, unless and until the Losses of the Buyer Indemnified Parties, collectively, under clause (a) of Section 7.2 or the Seller Indemnified Parties, collectively, under clause (a) of Section 7.3, as applicable, exceed an aggregate amount equal to $25,000 (the “Basket”), in which case the applicable Indemnitor shall be obligated to the Indemnitee(s) for the amount of all Losses of the Indemnitee(s) (including the first dollar of Losses of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, required to reach the Basket); provided, however, that the Basket shall not apply to any claims for breaches of any Special Reps; and (ii) no Indemnitor shall be liable for an indemnification claim made under Section 7.2 or Section 7.3, as the case may be, to the extent that Losses of the Buyer Indemnified Parties, collectively, under Section 7.2 or the Seller Indemnified Parties, collectively, under Section 7.3, as applicable, exceed an amount equal to the total of the cash portion of the Purchase Price paid in accordance with Section 2.3(a) (as adjusted based on any adjustment after the Closing to the cash portion of the Purchase Price under Section 2.6), plus any obligations under the Note paid as of the date of such claim (the “Indemnification Cap”); provided, that with respect to any claims for breaches of any Special Reps, the Indemnification Cap shall be an amount equal to the Purchase Price. Any indemnification based on claims by a Buyer Indemnified Party which are finally established to be due and payable, shall be paid (i) first by applying such amounts against any obligations under the Note, then (ii) by returning the number of Shares necessary to satisfy such claim (valuing such Shares at the Buyer Common Stock Price) (clause (ii) together with clause (i) is hereinafter referred to as the “Right of Set-Off”) and then (iii) in cash. The amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any. Seller will not have any right to seek contribution from either Company or Buyer with respect to all or any part of Seller’s indemnification obligations under this ARTICLE VII. Buyer will not be required to make any claim against either Company in respect of any representation, warranty, covenant or any other obligation of either Company to Buyer hereunder or under any Ancillary Document to which such Company is a party, and may solely seek action against Seller. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Price for all Tax purposes, and no party may take any position inconsistent with such characterization.

7.7.         Timing of Payment; Right to Set-Off. Any indemnification obligation of an Indemnitor under this ARTICLE VII which results in an out of pocket payment after applying the Right of Set-Off will be paid within three (3) Business Days after the final determination of such obligation in accordance with Section 7.4. Without limiting any of the foregoing or any other rights of Buyer under this Agreement or any Ancillary Document or at law or equity, in the event that Seller fails or refuses to promptly indemnify a Buyer Indemnified Party as provided herein or otherwise fails or refuses to make any payments required under any Ancillary Document, in either case where it is finally established that Seller is obligated to provide such indemnification or make such payment, the applicable Buyer Indemnified Party shall, in its sole discretion, be entitled to claim a portion of the Shares then owned by Seller up to an amount equal in value (based on the Buyer Common Stock Price) to the amount owed by Seller. In the event that Seller fails to promptly transfer any such Shares pursuant to this Section 7.7 or fails to transfer any Shares as required by Sections 7.6 or 2.6(e), Buyer shall be and hereby is authorized as the attorney-in-fact for Seller to transfer such Shares to the proper recipient thereof as required by this Section 7.7 or Section 2.6(e) or 7.6, as applicable, and may transfer such Shares and cancel the stock certificates for such Shares on its books and records and issue new stock certificates to such transferee and may instruct its agents and any exchanges on which shares of Buyer Common Stock are listed or traded to do the same.

ARTICLE VIII

TAX MATTERS

8.1.         Tax Returns.

(a)          Seller will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date, and Buyer will reasonably cooperate with Seller to enable Seller to do so. Any Tax Returns filed pursuant hereto must be consistent with the prior Tax Returns of the Companies unless otherwise required by applicable Laws. No later than twenty (20) days prior to filing, Seller will deliver to Buyer all such Tax Returns and any related work papers and will permit Buyer to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer. Seller will timely pay to the appropriate Taxing Authority any Taxes of the Company with respect to such periods to the extent such Taxes were not included as a liability in the calculation of Net Working Capital included in the Final Statement.

(b)          To the extent that any Tax Returns of PRS relate to any Tax periods which begin before the Closing Date and end after the Closing Date, PRS will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of PRS unless otherwise required by applicable Laws and file or cause to be filed any such Tax Returns. PRS will permit Buyer to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by Buyer unless otherwise required by applicable Law. To the extent that any Tax Returns of PS relate to any Tax periods which begin before the Closing Date and end after the Closing Date, PS will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of PS unless otherwise required by applicable Laws and file or cause to be filed any such Tax Returns. PS will permit Seller to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by Seller unless otherwise required by applicable Law.

(c)          For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with GAAP and the prior practice of the applicable Company unless otherwise required by applicable Law.

8.2.         Transfer Taxes. All Taxes imposed in connection with the transfer of the Purchased Stock (“Transfer Taxes”), whether such Taxes are assessed initially against Buyer, Seller or any of their respective Affiliates, shall be borne and paid equally by Seller and Buyer.

ARTICLE IX

GENERAL PROVISIONS

9.1.         Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, Buyer will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, and the Seller Parties will bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees, for periods on or before the Closing Date. Seller agrees that the fees and expenses of the Seller Parties for periods on or before the Closing Date will be paid by Seller. Each of Seller and PRS will bear its own legal and other fees and expenses incurred in connection with this Agreement after the Closing, subject to the provisions of this Agreement.

9.2.         Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 9.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Seller, PRS or, prior to the Closing, PS, to:

Linda Moraski

c/o PeopleSERVE PRS, Inc.

643 VFW Parkway

Chestnut Hill, MA  02467-3656

Facsimile No.:  (617) 363-0091

Telephone No.:  617-553-5201

Email:  lmoraski@gmail.com

with a copy (which will not constitute notice) to:

Sassoon & Cymrot, LLP

84 State Street, 8th Floor

Boston, MA 02109

Attn:  Lauren A. Puglia, Esq.

Facsimile No.:  (617) 720-0366

Telephone No.:  (617) 720-0099 Ext. 115

Email:  LPuglia@sassooncymrot.com

If to Buyer or, after the Closing, PS, to:

Staffing 360 Solutions, Inc.

641 Lexington Avenue, Suite 1526

New York, New York 10022

Attention:   A.J. Cervantes

Facsimile No.:  (212) 297-0200

Telephone No.:  (954) 634-6410

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York  10105

Attention:  Barry Grossman, Esq.

Facsimile No.:  (212) 370-7889

Telephone No.:  (212) 370-1300

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.3.         Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to any statute includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Schedules and Exhibits to this Agreement.

9.4.         Seller Not Authorized to Act on Behalf of Buyer. In the event that Seller becomes a director, officer, employee or other authorized agent of Buyer or its Affiliates (including, after the Closing, PS), Seller shall have no authority, express or implied, to act or make any determination on behalf of Buyer or its Affiliates in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby and thereby or any dispute or Action with respect thereto.

9.5.         Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.6.         Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto; provided, however, that after the Closing, Buyer may assign its rights and benefits hereunder (i) to any Affiliate of Buyer (provided, that (A) Buyer also assigns each Ancillary Document to which it is a party to such Affiliate, (B) Buyer shall remain primarily responsible for its obligations hereunder and under each such Ancillary Document and (C) the assignee expressly assumes the obligations of Buyer hereunder and under each such Ancillary Document) or (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or all or a majority of the outstanding equity securities of Buyer (whether by stock purchase, merger, consolidation or otherwise) (provided, that (A) Buyer also assigns each Ancillary Document to which it is a party to such Person and (B) the assignee expressly assumes the obligations of Buyer hereunder and under each such Ancillary Document). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.

9.7.         No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnified Parties and Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their heirs, legal representatives, successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such heirs, legal representatives, successors and permitted assigns, any legal or equitable rights hereunder.

9.8.         Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

9.9.         Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving that monetary damages would be inadequate (including Buyer’s right to equitable relief, including injunction and specific enforcement, in the event of any breach of Sections 6.2, 6.5, 6.6 or 6.7 hereof), (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

9.10.       Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party; (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision; and (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents.

9.11.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial . This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles). Subject to Sections 2.6(d) and 7.4(c), for purposes of any Action arising out of or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York, (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 9.11, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements.

9.12.       Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

9.13.       Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first written above.

Seller:

/s/Linda Moraski
Linda Moraski

The Companies:

PEOPLESERVE, INC.

By:	/s/Linda Moraski
	Name:	Linda Moraski
	Title:	President and Chief Executive Officer

PEOPLESERVE PRS, INC.

By:	/s/Linda Moraski
	Name:	Linda Moraski
	Title:	President and Chief Executive Officer

Buyer:

STAFFING 360 SOLUTIONS, INC.

By:	/s/Alfonso J. Cervantes
	Name:	Alfonso J. Cervantes
	Title:	Vice Chairman and President

[Signature Page to Stock Purchase Agreement]

TABLE OF CONTENTS:

I. DEFINITIONS	1

1.1. Certain Defined Terms	1
1.2. Other Defined Terms	7

II. PURCHASE AND SALE OF STOCK	8

2.1. Purchase of Stock	8
2.2. Purchase Price	8
2.3. Payment of Closing Purchase Price	8
2.4. Net Working Capital; Other Excluded Assets and Liabilities	9
2.5. Estimated Closing Statement	10
2.6. Post-Closing Purchase Price Adjustment	10

III. CLOSING AND CLOSING CONDITIONS	12

3.1. Closing	12
3.2. Closing Deliveries by Seller	12
3.3. Closing Deliveries by Buyer	13

IV. REPRESENTATIONS AND WARRANTIES OF SELLER	14

4.1. Organization and Qualification	14
4.2. Authorization and Binding Effect; Corporate Documentation	14
4.3. Title to the Purchased Stock	14
4.4. Capitalization	15
4.5. Subsidiaries	15
4.6. Non-Contravention	15
4.7. Financial Statements	16
4.8. Absence of Changes	16
4.9. Title to and Sufficiency of Assets	16
4.10. Personal Property	17
4.11. Real Property	17
4.12. Intellectual Property	18
4.13. Compliance with Laws	18
4.14. Permits	18
4.15. Litigation	19
4.16. Contracts	19
4.17. Tax Matters	20
4.18. Employee Benefit Plans	21
4.19. Employees and Labor Matters	22
4.20. Insurance	24
4.21. Transactions with Related Persons	24
4.22. Government Contracts	24
4.23. Bank Accounts	26
4.24. Suppliers and Customers; Products	26
4.25. Investment Intent	26
4.26. Disclosure	26
4.27. No Brokers	26
4.28. No Other Representations and Warranties	26

V. REPRESENTATIONS AND WARRANTIES OF BUYER	27

5.1. Organization and Qualification	27
5.2. Authorization	27
5.3. Non-Contravention	27
5.4. The Shares	27
5.5. No Brokers	27
5.6. Litigation	27

- i -

5.7. Investment Intent	28
5.8. Company Employees	28
5.8. No Other Representations and Warranties	28

VI. OTHER AGREEMENTS	28

6.1. Further Assurances	28
6.2. Confidentiality	28
6.3. Publicity	29
6.4. Litigation Support	29
6.5. Release and Covenant Not to Sue	29
6.6. Lock-Up	30
6.7. PRS Arrangements	30
6.8. Piggy-Back Registration Rights	31

VII. INDEMNIFICATION	33

7.1. Survival	33
7.2. Indemnification By Seller	34
7.3. Indemnification By Buyer	34
7.4. Indemnification Procedures	34
7.5. Exclusive Remedy	36
7.6. General Indemnification Provisions	36
7.7. Timing of Payment; Right to Set-Off	37

VIII. TAX MATTERS	37

8.1. Tax Returns	37
8.2. Transfer Taxes	38

IX. GENERAL PROVISIONS	38

9.1. Expenses	38
9.2. Notices	38
9.3. Interpretation	39
9.4. Seller Not Authorized to Act on Behalf of Buyer	39
9.5. Severability	40
9.6. Assignment	40
9.7. No Third-Party Beneficiaries	40
9.8. Amendment; Waiver	40
9.9. Remedies	40
9.10. Mutual Drafting	41
9.11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	41
9.12. Counterparts	41
9.13. Entire Agreement	41

EXHIBITS:

A	Form of Note
B	Form of Non-Competition Agreement
C	Form of Employment Agreements
D	Form of Legal Opinion

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